UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

ReAble Therapeutics Finance LLC
(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 727-1280

(Registrant’s telephone number including area code)

9800 Metric Blvd.

Austin, TX 78758

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

ITEM 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 2.01 “Completion of Acquisition or Disposition of Assets” under the “Financing of Acquisition” subheading concerning the Bank of America Facility (as defined therein) is incorporated herein by reference.

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

Completion of Acquisition

On November 20, 2007, ReAble Therapeutics Finance LLC (the “Company”) completed its merger (the “Merger”) with DJO Incorporated, a Delaware corporation (“DJO”), pursuant to the Agreement and Plan of Merger, dated as of July 15, 2007, among the Company, Reaction Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), which are affiliates of Blackstone Capital Partners V L.P., and DJO (the “Merger Agreement”).  DJO is now a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of DJO common stock, subject to certain exceptions, was converted into the right to receive an amount of cash equal to $50.25, without interest.

Financing of Acquisition

1.  Senior Secured Credit Facilities

Overview

On November 20, 2007, in connection with the Merger and related transactions (collectively, the “Transactions”), the Company and ReAble Therapeutics Holdings LLC (“Holdings”) entered into senior secured credit facilities with Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Banc of America Securities LLC and The Bank of Nova Scotia, as co-syndication agents, and Credit Suisse, as administrative agent.

The senior secured credit facilities provide senior secured financing of $1,165.0 million, consisting of a $1,065.0 million term loan facility and a $100.0 million revolving credit facility (collectively, the “senior secured credit facilities”).  In addition, the Company is permitted, subject to receipt of additional commitments from participating lenders and certain other conditions, to incur up to an additional $150.0 million of borrowings under the senior secured credit facilities.

The Company is the borrower under the senior secured credit facilities (the “Borrower”). The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice referred to as the swingline loans.  A portion of the proceeds from the senior secured credit facilities were used to repay in full all amounts due and owing under the credit agreement, dated as of November 3, 2006, among the Company, Holdings, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, Credit Suisse Securities (USA) LLC, as syndication agent, and Bank of America, N.A., as administrative agent (the “Bank of America Facility”).

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at the Borrower’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse and (2) the federal funds rate plus 0.50% or (b) the Eurodollar rate determined by reference to the costs of funds for deposits in the U.S. dollars for the interest period relevant to each borrowing adjusted for required reserves. The initial applicable margin for borrowings under the term loan facility and the revolving credit facility is 2.00% with respect to base rate borrowings and 3.00% with respect to Eurodollar borrowings. The applicable margin for borrowings under the term loan facility and the revolving credit facility may be reduced subject to the Borrower’s attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Borrower is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to the Borrower’s attaining certain leverage ratios. The Borrower must also pay customary letter of credit fees.

Prepayments

The senior secured credit facilities require the Borrower to prepay outstanding term loans, subject to certain exceptions, with:

•                    50% (which percentage will be reduced to 25% and 0% upon the Borrower attaining certain leverage ratios) of its annual excess cash flow;

•                    100% of the net cash proceeds above an annual amount to be agreed from non-ordinary course asset sales (including insurance and condemnation proceeds) by the Borrower and its restricted subsidiaries, subject to exceptions to be agreed upon, including a 100% reinvestment right if reinvested or committed to reinvest within 15 months of such sale or disposition so long as reinvestment is completed within 180 days thereafter; and

•                    100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its restricted subsidiaries, other than proceeds from debt permitted to be incurred under the senior secured credit agreement.

The foregoing mandatory prepayments will be applied to the term loan facilities in direct order of maturity.

The Borrower may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, provided that voluntary prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Amortization

The Borrower is required to pay annual amortization (payable in equal quarterly installments) on the loans under the term loan facility in an amount equal to 1.00% of its funded total principal amount during the first six years and three months following the closing of the senior secured credit facilities, with the remaining amount payable at maturity which is six and a half-years from the date of the closing of the senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, which is six years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and each existing and future direct and indirect wholly-owned domestic subsidiary of the Borrower other than immaterial subsidiaries, unrestricted subsidiaries and subsidiaries that are precluded by law or regulation from guaranteeing the obligations (collectively, the “Guarantors”).

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all the following assets of Holdings, the Borrower and each Guarantor but not the Company, subject to certain exceptions:

•                    a pledge of 100% of the capital stock of the Borrower, 100% of the capital stock of each wholly owned domestic subsidiary and 65% of the capital stock of each wholly owned foreign subsidiary that is, in each case, directly owned by the Borrower or one of the Guarantors; and

•                    a security interest in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each Guarantor.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Borrower’s, and the Borrower’s subsidiaries’ ability to:

•                    incur additional indebtedness;

•                    create liens on assets;

•                    enter into sale and leaseback transactions;

•                    engage in mergers or consolidations;

•                    sell assets;

•                    pay dividends and other restricted payments;

•                    make investments, loans or advances;

•                    repay subordinated indebtedness (including the Borrower’s existing senior subordinated notes);

•                    make certain acquisitions;

•                    engage in certain transactions with affiliates;

•                    restrict the ability of restricted subsidiaries that are not Guarantors to pay dividends or make distributions;

•                    amend material agreements governing the Borrower’s subordinated indebtedness (including the Borrower’s existing senior subordinated notes); and

•                    change the Borrower’s lines of business.

In addition, the senior secured credit facilities require the Borrower to maintain a maximum senior secured leverage ratio.  The new senior secured credit facilities also contain certain customary affirmative covenants and events of default.

2.  Indenture and Senior Notes due 2014

On November 20, 2007, the Company and ReAble Therapeutics Finance Corporation (collectively, the “Issuers”) issued $575,000,000 aggregate principal amount of 10⅞% senior notes due 2014 (the “Notes”) under an indenture dated as of November 20, 2007 (the “Indenture”) among the Issuers, the guarantors party thereto and The Bank of New York, as trustee. The following is a brief description of the terms of the Notes and the Indenture.

Ranking

The Notes are the Issuers’ general unsecured senior obligations and are pari passu in right of payment with all existing and future senior indebtedness of the Issuers (including obligations under the senior credit facilities); are effectively subordinated to all secured indebtedness of the Issuers (including obligations under the senior credit facilities) to the extent of the value of the assets securing such indebtedness and to any existing and future indebtedness and other liabilities of the Company’s subsidiaries that are not guaranteeing the Notes; are senior in right of payment to any subordinated indebtedness of the Issuers; and are guaranteed on an unsecured senior basis by the Guarantors party to the Indenture.

Mandatory Redemption

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to make an offer to purchase the Notes.

Optional Redemption

Except as described below, the Issuers are not entitled to redeem the Notes prior to November 15, 2011.

At any time prior to November 15, 2011, the Issuers may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the applicable premium (as defined in the Indenture), as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2011, the Issuers may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2011	105.438%
2012	102.719%
2013 and thereafter	100.000%

In addition, until November 15, 2010, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of Notes issued by them at a redemption price equal to 110.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture and any additional notes that are Notes issued under the Indenture after the issue date (excluding Notes and additional notes held by the Issuers or Subsidiaries or Affiliates of the Issuers) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

Upon the occurrence of a change of control, which is defined in the Indenture, the Issuers are required to make an offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and any additional interest to the date of purchase, subject to the right of holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date.

Covenants

The Indenture contains covenants limiting, among other things, the ability of the Company and its restricted subsidiaries to:

•                    incur additional indebtedness or issue certain preferred and convertible shares;

•                    pay dividends on, redeem, repurchase or make distributions in respect of the capital stock of the Issuers or make other restricted payments;

•                    make certain investments;

•                    sell certain assets;

•                    create liens on certain assets to secure debt;

•                    consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•                    enter into certain transactions with affiliates; and

•                    designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become due and payable without further action or notice.

3.  Registration Rights Agreement

On November 20, 2007, the Issuers and the guarantors of the Notes entered into a registration rights agreement with respect to the Notes described above. In the registration rights agreement, the Company, ReAble Therapeutics Finance Corporation and the guarantors of the Notes have agreed that they will (i) file one or more registration statements on an appropriate registration form with respect to a registered offer to exchange the Notes for new notes guaranteed by the guarantors on a senior basis, with terms substantially identical in all material respects to the notes, or resales of the notes, (ii) use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933, as amended.

The Issuers and the guarantors have agreed to use their commercially reasonable best efforts to cause the exchange offer to be consummated within 360 days after the issue date of the Notes or, if required, to have one or more shelf registration statements declared effective promptly.

If the exchange offer has not been consummated or a shelf registration statement has not been declared effective by the SEC on or prior to the 360th day after the date of issuance of the Notes or, if applicable, a shelf registration statement has been declared effective but thereafter ceases to be effective during the shelf registration period, then additional interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period that such additional interest continues to accrue, up to a maximum interest rate of 1.00% per annum. If the default is corrected, the additional interest on such Notes shall cease to accrue.

4.  Transaction and Monitoring Fee Agreement

                In connection with the Transactions, on November 20, 2007 ReAble Therapeutics, Inc. (“Parent”) and Blackstone Management Partners V L.L.C. (“BMP”) amended and restated the existing transaction and monitoring fee agreement (the “Existing Transaction and Monitoring Fee Agreement”) between them, with effect from and after the closing of the Transactions (such agreement, as amended and restated, the “New Transaction and Monitoring Fee Agreement”).

                Under the New Transaction and Monitoring Fee Agreement, Parent paid BMP, at the closing of the Transactions, a $15.0 million transaction fee and $0.6 million for related reimbursement of expenses. Also pursuant to this agreement, at the closing of the Transactions, Parent paid Blackstone Advisory Services, L.P., an affiliate of BMP (“BAS”), a $3.0 million advisory fee in consideration of the provision of certain strategic and other advice and assistance by BAS on behalf of BMP.

Under the New Transaction and Monitoring Fee Agreement, BMP (including through its affiliates and representatives) will continue to provide certain monitoring, advisory and consulting services to Parent, on substantially the same terms and conditions as the Existing Transaction and Monitoring Fee Agreement, for an annual monitoring fee which has been increased from $3.0 million to the greater of $7.0 million and 2.0% of consolidated EBITDA (as defined in the New Transaction and Monitoring Fee Agreement).

                The New Transaction and Monitoring Fee Agreement also provides, on substantially the same terms and conditions as the Existing Transaction and Monitoring Fee Agreement, that:

•                  at any time in connection with or in anticipation of a change of control of Parent, a sale of all or substantially all of its assets or an initial public offering of common stock of Parent or its successor, BMP may elect to receive, in lieu of remaining annual monitoring fee payments, a single lump sum cash payment equal to the then-present value of all then-current and future annual monitoring fees payable under the agreement, assuming a hypothetical termination date of the agreement to be the twelfth anniversary of such election;

•                  the New Transaction and Monitoring Fee Agreement will continue until the earlier of the twelfth anniversary of the date of the agreement or such date as Parent and BMP may mutually agree; and

•                  Parent will indemnify BMP and its affiliates, and their respective partners, members, shareholders, directors, officers, employees, agents and representatives from and against all liabilities relating to the services performed under the Existing Transaction and Monitoring Fee Agreement or contemplated by the New Transaction and Monitoring Fee Agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates and their respective representatives of the services contemplated by, each such agreement.

5.  Management Stockholders Agreements

                Certain members of Parent’s management, including Parent’s current executive officers, are parties to Parent’s current management stockholders agreement, dated November 3, 2006, among Parent, Grand Slam Holdings, LLC (“BCP Holdings”), Blackstone Capital Partners V L.P. (“Blackstone”), certain affiliates of Blackstone, and such members of Parent’s management and current executive officers (the “Management Stockholders Agreement”).

                The Management Stockholders Agreement imposes significant restrictions on transfers of shares of Parent’s common stock held by management stockholders and provides a right of first refusal to Parent (or BCP Holdings or any of its affiliates that may from time to time directly hold shares of common stock of Parent (collectively, the “Blackstone Parent Stockholders”), if Parent fails to exercise such right) on any proposed sale of Parent’s common stock held by a management stockholder following the lapse of the transfer restrictions and prior to the occurrence of a ‘‘qualified public offering’’ (as such term is defined in that agreement) of Parent. In addition, prior to a qualified public offering, the Blackstone Parent Stockholders will have drag-along rights, and management stockholders will have tag-along rights, in the event of a sale of Parent’s common stock by the Blackstone Parent Stockholders to a third party (or in the event of a sale of BCP Holdings’ equity interests to a third party) in the same proportion as the shares or equity interests sold by the Blackstone Parent Stockholders. If, prior to either the lapse of the transfer restrictions or a qualified public offering, a management stockholder’s employment is terminated, Parent will have the right to repurchase all shares of its common stock held by such management stockholder for a period of one year from the date of termination of employment (or the until the date that is one year following the exercise of the stock options used to acquire such common stock, if later). If Parent does not exercise this repurchase right during the applicable repurchase period, then the Blackstone Parent Stockholders will generally have the right to repurchase such shares for a period of 30 days thereafter. The Management Stockholders Agreement also provides that, after the occurrence of a qualified public offering, the management stockholders will receive customary piggyback registration rights with respect to shares of Parent common stock held by them.

In connection with the Transactions, certain incoming executives of Parent (the “new management stockholders”) will become parties to the Management Stockholders Agreement on the same terms and conditions as currently set forth therein, subject to the following exceptions, which by amendment (the “Amendment”) will apply only to the new management stockholders and any other persons becoming a party thereto after November 20, 2007.  The Management Stockholders Agreement currently provides that if a management stockholder voluntarily resigns from Parent for any reason other than “good reason” (as defined in the Management Stockholders Agreement) and a Blackstone Parent Stockholder exercises its call rights after such termination, the management stockholder would receive the lower of fair market value or “cost” for the management stockholder’s callable shares.  The Amendment provides that, unless a new management stockholder was terminated by Parent for “cause” (as defined in the Amendment) or if the new management stockholder voluntary terminated employment and such termination would have constituted a termination for “cause” if it would have been initiated by Parent, such new management stockholder would receive fair market value for such new management stockholder’s shares callable upon the exercise of a call right.

 6.  2007 Incentive Stock Plan

On November 20, 2007, Parent adopted the DJO Incorporated 2007 Incentive Stock Plan (the “2007 Plan”), the plan being so named because Parent intends to change its name to “DJO Incorporated”, which provides for the grant of stock options and other stock-based awards to key employees, directors and consultants, including the executive officers. The total number of shares of common stock of Parent that may be issued under the 2007 Plan is 5,000,000 subject to adjustment in certain events. The exercise price of stock options granted under the 2007 Plan will not be less than 100% of the fair market value of the underlying shares on the date of grant, as determined under the 2007 Plan. Various members of DJO’s management team were permitted to roll their pre-transaction DJO stock options into the 2007 Plan on a tax-deferred basis.  The exercise price and number of shares underlying such options were each adjusted in proportion to the relative market values of DJO’s and Parent’s common stock upon the closing the Transactions.  All of the rollover options were fully vested and the replacement options remained subject to the same term as was applicable to the rollover option.  Also on November 20, 2007, as a retention grant, Parent granted Peter Baird 24,300 shares (net of taxes) of restricted stock under the 2007 Plan, which will vest on January 1, 2009.

7.  Retention Bonuses

On November 20, 2007, Parent also entered into Retention Bonus Agreements (the “Bonus Agreements”) with several members of its management team including Parent’s executive officers.  Pursuant to the Bonus Agreements, Parent paid its executive officers $5,600,000 in the aggregate at the closing of the Transactions. The retention amount will be forfeited if the individual receiving the amount is no longer employed by Parent on January 1, 2009, except as a result of certain terminations.

8.  Board Agreements

                On November 20, 2007, Parent also entered into an agreement with Kenneth Davidson to serve as the Chairman of Parent’s Board of Directors until the next annual meeting of Parent’s stockholders (the “Director Agreement”).  Under the Director Agreement, Mr. Davidson is entitled to a $60,000 annual retainer for each annual term commencing January 1, 2008.  Parent has agreed to provide Mr. Davidson with options valued at approximately $25,000 (not to exceed 1,500 shares per grant) to be granted with an exercise price equal to the fair market value of Parent’s common stock on the date of grant.  These options will be granted on January 1, 2008 and on each subsequent January 1 for the duration of Mr. Davidson’s term.  One-third of the shares underlying each option will vest on each anniversary of the date of grant and any shares issued in connection with the option will be subject to the Management Stockholders Agreement described above.  The Company entered into an agreement with Paul Chapman to serve as a member of the Board of Directors with identical terms as the Director Agreement, except that Mr. Chapman’s annual retainer is $50,000.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company.

The information set forth in subsections 1 and 2 of Item 2.01 is incorporated herein by reference in this Item 2.03.

ITEM 4.01 Changes in the Company’s Certifying Accountant

Previous principal accountants

On November 20, 2007, Parent dismissed KPMG LLP (“KPMG”) as its principal accountants.

The audit reports of KPMG on the financial statements of Parent as of and for the year ended December 31, 2005, and for the period from January 1, 2006, through November 3, 2006, and the financial statements of the Company as of December 31, 2006, and for the period from November 4, 2006, through December 31, 2006, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except as follows:

KPMG’s report on the consolidated financial statements of Parent as of and for the year ended December 31, 2005, and for the period from January 1, 2006, through November 3, 2006, and the financial statements of the Company as of December 31, 2006, and for the period from November 4, 2006, through December 31, 2006, contained the following separate paragraphs: (i) As discussed in Note 1 to the consolidated financial statements, effective November 3, 2006, all of the outstanding stock of Parent was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable and (ii) As discussed in Note 1 to the consolidated financial statements, Parent adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.

                The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of  internal control over financial reporting of Parent as of December 31, 2005 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

The Audit Committee of Parent’s Board of Directors participated in and approved the decision to change independent accountants.

During Parent’s most recent fiscal period ended December 31, 2005 and from January 1, 2006 through November 3, 2006 and the Company’s most recent period from November 4, 2006, through December 31, 2006, and the subsequent interim period through November 20, 2007, there were no (i) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference in connection with their opinion to the subject matter of the disagreement or (ii) reportable events (as defined in Regulation S-K Item 304(a)(l)(v)).

Parent has provided to KPMG a copy of the disclosures made in this Form 8-K prior to the filing of this Form 8-K with the Securities and Exchange Commission and has requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated November 27, 2007, is filed as Exhibit 16 to this Form 8-K.

New principal accountants

Parent engaged Ernst & Young LLP (“E&Y”) as its new independent accountants as of November 20, 2007. During the two most recent fiscal years and through November 20, 2007, Parent has not consulted E&Y regarding any matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Transactions, the Board of Directors of Parent was expanded to seven persons, and Leslie H. Cross and Paul D. Chapman were each elected as a member of Parent’s board of directors.

In connection with the Transactions, Kenneth W. Davidson, the existing Chief Executive Officer of Parent and the Company and President of the Company, has resigned from his positions and has agreed to become the Chairman of the Board of Directors of Parent.  Paul D. Chapman has agreed to resign from his position as President of Parent.  William W. Burke has agreed to resign from his positions as Executive Vice President--Chief Financial Officer, Treasurer and Assistant Secretary of Parent and the Company, and Harry L. Zimmerman has agreed to resign from his positions as Executive Vice President--General Counsel, Secretary and Assistant Treasurer of Parent and the Company.  Leslie H. Cross has been appointed the Chief Executive Officer of Parent and the Company, Peter Baird has been appointed the President of Parent and the Company, Vickie L. Capps has been appointed the Executive Vice President--Chief Financial Officer and Treasurer of Parent and the Company, Donald M. Roberts has been appointed the Executive Vice President--General Counsel and Secretary of Parent and the Company and Thomas A. Capizzi has been appointed the Executive Vice President--Global Human Resources of the Parent and the Company.

As a result of their respective positions with The Blackstone Group, one or both of Chinh E. Chu and Julia Kahr may be deemed to have an indirect material interest in the New Transaction and Monitoring Fee Agreement. Accordingly, the information set forth in Item 2.01 “Completion of Acquisition or Disposition of Assets” under the “Financing of Acquisition” subheading concerning the New Transaction and Monitoring Fee Agreement is incorporated by reference into this Item 5.02.

ITEM 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

Exhibit 4.1	Indenture, dated November 20, 2007, among ReAble Therapeutics Finance LLC, ReAble Therapeutics Finance Corporation, the Guarantors party thereto and The Bank of New York, as trustee.
Exhibit 4.2

Registration Rights Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, ReAble Therapeutics Finance Corporation, the Guarantors party thereto and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

Exhibit 4.3

Credit Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, as borrower, ReAble Therapeutics Holdings LLC, Credit Suisse, as administrative agent, the lenders from time to time party thereto and the other agents named therein.

Exhibit 4.4

Guaranty Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, as borrower, ReAble Therapeutics Holdings LLC and certain subsidiaries named therein, and Credit Suisse, as collateral agent.

Exhibit 4.5

Security Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, as borrower, ReAble Therapeutics Holdings LLC and certain subsidiaries named therein, and Credit Suisse, as collateral agent.

Exhibit 10.1	Amended and Restated Transaction and Monitoring Fee Agreement, dated November 20, 2007, by and between ReAble Therapeutics, Inc. and Blackstone Management Partners V L.L.C.
Exhibit 10.2	First Amendment to Management Stockholders Agreement, dated November 20, 2007, by and between ReAble Therapeutics, Inc., certain Blackstone stockholders and certain management stockholders.
Exhibit 10.3	Term Sheet for Paul D. Chapman, dated November 20, 2007, by and between ReAble Therapeutics, Inc. and Paul D. Chapman.
Exhibit 10.4	Term Sheet for Kenneth W. Davidson, dated November 20, 2007, by and between ReAble Therapeutics, Inc. and Kenneth W. Davidson.
Exhibit 10.5	Restricted Stock Award Agreement, granted pursuant to the DJO Incorporated 2007 Incentive Stock Plan, dated November 20, 2007, by and between ReAble Therapeutics, Inc. and Peter Baird.
Exhibit 10.6	Forms of Retention Bonus Agreement, dated November 20, 2007, by and between certain executives and ReAble Therapeutics, Inc.
Exhibit 10.7	DJO Incorporated 2007 Incentive Stock Plan, dated November 20, 2007.
Exhibit 16	KPMG LLP letter, dated November 27, 2007, regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REABLE THERAPEUTICS FINANCE LLC
Date: November 27, 2007
	By:	/s/ Donald M. Roberts
	Name:	Donald M. Roberts
	Title:	Executive Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated November 20, 2007, among ReAble Therapeutics Finance LLC, ReAble Therapeutics Finance Corporation, the Guarantors party thereto and The Bank of New York, as trustee.
4.2

Registration Rights Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, ReAble Therapeutics Finance Corporation, the Guarantors party thereto and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

4.3

Credit Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, as borrower, ReAble Therapeutics Holdings LLC, Credit Suisse, as administrative agent, the lenders from time to time party thereto and the other agents named therein.

4.4

Guaranty Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, as borrower, ReAble Therapeutics Holdings LLC and certain subsidiaries named therein, and Credit Suisse, as collateral agent.

4.5

Security Agreement, dated November 20, 2007, among ReAble Therapeutics Finance LLC, as borrower, ReAble Therapeutics Holdings LLC and certain subsidiaries named therein, and Credit Suisse, as collateral agent.

10.1	Amended and Restated Transaction and Monitoring Fee Agreement, dated November 20, 2007, between ReAble Therapeutics, Inc. and Blackstone Management Partners V L.L.C.
10.2	First Amendment to Management Stockholders Agreement, dated November 20, 2007, by and between ReAble Therapeutics, Inc., certain Blackstone stockholders and certain management stockholders.
10.3	Term Sheet for Paul D. Chapman, dated November 20, 2007, by and between ReAble Therapeutics, Inc. and Paul D. Chapman.
10.4	Term Sheet for Kenneth W. Davidson, dated November 20, 2007, by and between ReAble Therapeutics, Inc. and Kenneth W. Davidson.
10.5	Restricted Stock Award Agreement, granted pursuant to the DJO Incorporated 2007 Incentive Stock Plan, dated November 20, 2007, by and between ReAble Therapeutics, Inc. and Peter Baird.
10.6	Forms of Retention Bonus Agreement, dated November 20, 2007, by and between certain executives and ReAble Therapeutics, Inc.
10.7	DJO Incorporated 2007 Incentive Stock Plan, dated November 20, 2007.
16	KPMG LLP letter, dated November 27, 2007, regarding change in certifying accountant.